CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHUY’S HOLDINGS, INC.

    Chuy’s Holdings, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST:     that at a meeting of the Board of Directors of the Company (the “Board of Directors”) held on April 27, 2023 resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company (a) declaring said amendment advisable and in the best interest of the Company and its stockholders and (b) directing that the proposed amendment be considered by the stockholders of the Company at the next annual meeting of stockholders.
SECOND:     that the Amended and Restated Certificate of Incorporation of the Company be amended by adding a new Section 2 of Article VIII that reads as follows:
Section 2: Elimination of Monetary Liability for Officers. No officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as an officer. Notwithstanding the foregoing sentence, an officer shall be liable to the extent provided by applicable law: (A) for any breach of the officer’s duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) for any transaction from which such officer derived an improper personal benefit, or (D)  in any action by or in the right of the Company. Solely for purposes of this Section 2 of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may hereafter be amended.
Any repeal or modification of the foregoing provisions of this Section 2 of Article VIII by the stockholders of the Company shall not adversely affect any right or protection of an officer of the Company existing at the time of such repeal or modification.
THIRD:    that pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held on July 27, 2023, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH:    that said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by Tim Larson, the Secretary of the Company, on this 27th day of July 2023.

                        By: /s Tim Larson__________________________
    Tim Larson
    Vice President, General Counsel and Secretary

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